Exhibit 99.6

NOMINEE HOLDER CERTIFICATION

MACKINAC FINANCIAL CORPORATION

Up to 1,217,391 Common Shares Issuable Upon the Exercise of Subscription Rights Distributed to the Holders of Record of Mackinac Financial Corporation

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE PROSPECTUS OF MACKINAC FINANCIAL CORPORATION DATED [•] , 2012 (THE “PROSPECTUS”).

The undersigned, a broker, custodian bank or other nominee holder of non-transferable subscription rights to subscribe for and purchase common shares of Mackinac Financial Corporation (the “Corporation”) pursuant to the rights offering described and provided for in the Prospectus, hereby certifies to the Corporation and to Registrar and Transfer Company, as subscription agent for the rights offering, that the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the rights to purchase the number of common shares specified below pursuant to the basic subscription privilege, and on behalf of beneficial owners of rights who have exercised their basic subscription privilege in full, the request to purchase the number of additional common shares specified below pursuant to the over-subscription privilege, the terms of which is described further in the Prospectus, listing separately each exercised basic subscription privilege and any corresponding over-subscription privilege as to each beneficial owner for whom the undersigned is acting hereby:

Number of Shares Owned on Record Date	Number of Shares Subscribed For Under Basic Subscription Privilege	Number of Shares Requested Under Over-Subscription Privilege

Print Name of the Nominee Holder:

By:

Print Signer’s Name:

Contact Name:

Contact Phone Number: